Exhibit 99.1



[Coleman Logo]

                        [The Coleman Company, Inc. Logo]

              The Coleman Company Agrees to Acquisition by Sunbeam

             Sunbeam Will Gain World's Leading Brand Name in Outdoor
                             Recreational Products

      Cash-and-Stock Transaction For All Coleman Common Stock is Valued at
                     Approximately $30.00 Per Coleman Share

    Levin Cities Immediate Shareholder Value and Longer-term Growth Potential
                             Created by Combination

WICHITA, KANSAS, MARCH 2, 1998 -- The Coleman Company, Inc. (NYSE:CLN) announced today that its Board of Directors has unanimously approved, and Coleman and certain affiliates have entered into, definitive agreements with Sunbeam Corporation (NYSE:SOC) for the acquisition of 100% of the outstanding common stock of The Coleman Company.

Under the terms of the agreements, Sunbeam will acquire each share of Coleman Company common stock for .5677 shares of Sunbeam common stock and $6.44 in cash. As a result, shareholders in The Coleman Company will receive a total value of approximately $30.00 in stock and cash for each share of Coleman Company common stock, based on the February 27, 1998 New York Stock Exchange closing price for Sunbeam Corporation common stock of $41.75. The aggregate value of the cash-and-stock transaction is approximately $2 billion, based on that closing price.

As a first step in the transaction, Sunbeam will acquire CLN Holdings Inc., which owns approximately 82% of the common stock of Coleman. The aggregate consideration paid for CLN Holdings will be reduced by its debt, which will remain an obligation of CLN Holdings following the transaction. The price to be paid for the remaining Coleman shares in the first step will be the same price paid to the public shareholders in the second step.

It is anticipated that the first step of the transaction, the acquisition by Sunbeam of CLN Holdings, will close by April of 1998, and the second step, the acquisition of the Coleman stock held by the public, will close by the end of the second quarter. Consummation of the transaction is subject to anti-trust and other customary conditions, and further shareholder approval is not required.

                                     -more-
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"After very careful consideration, we decided that the opportunity to conclude this transaction clearly serves the interests of all Coleman shareholders, who benefit from both the immediate value and longer-term growth potential created by joining together with Sunbeam," said Jerry W. Levin, Chairman and Chief Executive Officer of The Coleman Company. "This new combination will significantly enhance Coleman's ability to grow its businesses, develop new products and capitalize on its strong competitive positioning in the U.S. and international markets. As part of Sunbeam, Coleman can generate even greater value than it could have achieved on its own.

"Over the past year," Mr. Levin added, "the people of Coleman have done a terrific job in carrying out a successful restructuring and streamlining of our operations. This has led to a much stronger, leaner and more focused organization. We are now concentrating on the Company's core businesses in outdoor recreation, with a special emphasis on developing and rapidly bringing to market an impressive array of new products. Sunbeam is committed to continuing the fundamentals of this strategy, while also intensifying efforts to capture all the tremendous growth potential represented by the Coleman brand name."

Credit Suisse First Boston acted as financial advisor to The Coleman Company in the aforementioned transaction.

Coleman is the world's leading manufacturer and marketer of outdoor recreational products. It manufactures and distributes widely diversified product lines for camping, leisure time and hardware markets in the United States, Canada and more than 100 other countries.

Information in this release, including, without limitation, any statements regarding the combined company's expectations for future growth in revenues or earnings, or the stock price of Sunbeam's common stock, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including significant delays in consummation of the business combination. The Company assumes no responsibility to update the forward-looking information contained herein.

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Contact:

     Media Contact:                           Investor Relations Contact:
     Walter Montgomery                        Marc R. Shiffman
     (212) 484-6721                           (212) 527-4557